SCHEDULE 14A
 (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant   ☐
Filed by a Party other than the Registrant   ☒
Check the appropriate box:
 ☐        Preliminary Proxy Statement
 ☐        Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
 ☐        Definitive Proxy Statement
 ☐        Definitive Additional Materials
 ☒        Soliciting Material Under Rule 14a-12
CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO EDWARD W. POLLOCK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Wintergreen sent the following communication to certain Consolidated-Tomoka Land Co. shareholders on March 16, 2017.

IMPORTANT NOTICE TO CONSOLIDATED-TOMOKA LAND CO SHAREHOLDERS:
WAIT!
PLEASE DO NOT SEND BACK THE COMPANY'S WHITE PROXY CARD
PLEASE DO NOT PROVIDE THE COMPANY WITH YOUR VOTING INSTRUCTIONS OVER
THE PHONE OR INTERNET
March 16, 2017
Dear Fellow Shareholder:
Wintergreen Advisers, LLC ("Wintergreen") beneficially owns 1,553,515 shares of Common Stock of Consolidated-Tomoka Land Co. (the "Company" or "CTO"), representing approximately 27.2% of the Common Stock outstanding'. We are the largest shareholder of the Company.
We are very concerned that CTO's current management and Board of Directors ("Board") are not acting in the best interest of all shareholders. On Friday, March 10, 2017, we filed our preliminary proxy statement with the Securities and Exchange Commission and will soon provide you with additional information regarding the 4 director candidates we are proposing for election at the upcoming 2017 annual meeting of shareholders of CTO, to be held on April 26, 2017 (the "Annual Meeting").
As you will learn, we believe our proposed slate of 4 nominees are all highly-qualified, independent, experienced and successful individuals who will work diligently to guide the Company to protect and enhance all shareholders' investment in CTO.
Soon you will be receiving Wintergreen's proxy materials and GREEN proxy card. To cast your vote FOR Wintergreen's independent nominees, you will need to complete and return the GREEN proxy card. We believe that the shareholders need some truly independent directors who will advocate for shareholder rights and interests and for strong corporate governance. We encourage you to review Wintergreen's proxy materials and decide for yourself who will best serve your interests.
We believe current management has overseen continued poor performance and significant value destruction without being held accountable by the Board. We believe change is necessary to preserve and enhance your investment in the Company.
We believe the time has come for shareholders to elect highly-qualified independent directors to the Board who will be advocates for the interests and rights of all shareholders and who will hold management accountable for the Company's poor performance.
You may receive proxy materials and a white proxy card from CTO for the Annual Meeting. The CTO proxy statement, among other things, is asking you to elect the 7 directors proposed by CTO's current Board and management. Wintergreen's strongly urges shareholders NOT to respond to any solicitation made by CTO management and NOT to return a white proxy card voting for the current board members.

•	DO NOT return the white proxy card sent to you by the current Board of CTO
•	DO NOT vote by responding to the e-mail solicitations sent to you by the current Board of CTO
•	DO NOT allow their proxy solicitor to call you at home and take your vote over the telephone
More information about CTO's performance issues, the self-interested actions of management, and our Board candidates will soon be available at http://www.EnhanceCTO.com.
We appreciate your support. If you have any questions, please call Morrow Sodali LLC at (203) 658-9400 or toll-free at 800-662-5200.
Sincerely,
Liz Cohernour	David Winters
Chief Operating Officer	Chief Executive Officer
Wintergreen Advisers, LLC	Wintergreen Advisers, LLC
ADDITIONAL INFORMATION
The participants in the proxy solicitation are Wintergreen Fund, Inc., Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour, Evan H. Ho and Edward W. Pollock.
WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
The proxy statement will be available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:
Morrow Sodali LLC
Toll Free: 800-662-5200
 Banks and Brokerage Firms Call Collect: 203-658-9400
_________________________
1.          Wintergreen Fund, Inc. (the "Fund") is the beneficial owner of 1,232,334 shares of common stock, par value $1.00 per share ("Common Stock"), of the Company, representing approximately 21.5% of the Common Stock outstanding. Wintergreen Partners Fund, LP (the "Partnership") is the beneficial owner of 294,100 shares of Common Stock, representing approximately 5.1% of the Common Stock outstanding. Wintergreen Partners Offshore Master Fund, Ltd. (the "Offshore Fund") is the beneficial owner of 26,641 shares of Common Stock, representing approximately 0.5% of the Common Stock outstanding (the Fund, the Partnership and the Offshore Fund are collectively referred to herein as the "Wintergreen Funds"). In addition, Mr. Edward W. Pollock, a Wintergreen nominee, is the beneficial owner of 440 shares of Common Stock. Consequently, the Wintergreen Funds in the aggregate beneficially own 1,553,515 shares of Common Stock, which constitutes approximately 27.2% of the Common Stock outstanding. Wintergreen Advisers, LLC, the investment manager of each of the Wintergreen Funds, and David J. Winters, its principal, are beneficial owners of such shares. David J. Winters, Wintergreen Advisers, LLC and the Wintergreen Funds shall be referred to collectively herein as "Wintergreen."